Exhibit 10.5

MAPLIGHT THERAPEUTICS, INC.

October 3, 2025

Christopher A. Kroeger, M.D. Via Email

Re: Confirmatory Offer Letter

Dear Chris,

You are currently employed by MapLight Therapeutics, Inc. (the "Company" or “MapLight”) as President and Chief Executive Officer. As discussed, this confirmatory offer letter (this “Agreement”) confirms the existing terms and conditions of your employment in that role and is intended to replace and supersede any previously executed agreement covering the subject matter herein, including but not limited to your Offer Letter dated February 21, 2019 (the “Prior Agreement”). This Agreement will be contingent upon approval of the MapLight Therapeutics, Inc. Severance and Change in Control Plan (the “Severance Plan”) by the Company’s Board of Directors and execution of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s common stock, pursuant to which the common stock is priced for the initial public offering. This Agreement will be effective upon the IPO Date (as defined in the Severance Plan) (the “Effective Date”).

1.
Position. You will continue to serve in a full-time capacity, reporting to the Board of Directors. You will work from the Company’s office in Burlington, MA, with business travel as reasonably requested by the Company. The Company may change your position, duties, and work location from time to time in its discretion.

2.
Cash Compensation and Benefits.

Your salary will continue to be paid at the rate of USD $655,000 on an annualized basis (“Base Salary”), which will be paid in accordance with the Company's normal payroll procedures and subject to applicable payroll withholdings and deductions. Your salary is subject to review and adjustment by the Company in its sole discretion.

For the year ending December 31, 2025, you will continue to be eligible to receive an annual discretionary bonus award of up to fifty percent (50%) of your Base Salary, subject to applicable payroll withholdings and deductions. For the year ending December 31, 2026, you will be eligible to receive an annual discretionary bonus award of up to fifty-five percent (55%) of your Base Salary, subject to applicable payroll withholdings and deductions. The bonus award, if any, will be determined by the Board of Directors or a Committee thereof in its sole discretion, based on achieving specific goals to be determined by the Board of Directors. To the extent that you earn any bonus hereunder, such bonus will be paid at the same time that bonuses are paid to other similarly-situated Company employees, but in no event later than forty-five (45) days following the end of the fiscal year in which it was earned. You must be an active employee of the Company on the date on which bonuses are distributed in order to be eligible for and to be deemed as having earned any bonus award.

As a full-time, regular employee of MapLight, you will remain eligible for Company benefits in accordance with the Company’s applicable benefit plans and policies for similarly-situated employees, subject to plan terms, generally-applicable Company policies, and any applicable waiting periods.

The Company may change your compensation and benefits from time to time in its discretion.

3.
Equity. You have previously been granted one or more equity awards by the Company, which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans, subject to terms of the Severance Plan.

4.
Company Policies. You will continue to be expected to abide by Company policies and procedures, as in effect from time to time.

5.
Confidential Information Agreement. As a condition of continued employment under the terms of this Agreement, you affirm and agree to continue to comply with your obligations under the enclosed Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement you signed with the Company (the “Confidential Information Agreement”).

6.
At-Will Employment. Your employment with the Company is for no specified period and constitutes at-will employment. Accordingly, you may terminate your employment with the Company at any time simply by notifying the Company, and the Company may terminate your employment at any time for any reason, with or without advance notice.

7.
Severance. You will be eligible to participate in the Severance Plan , which has been designed to enhance your severance eligibility as compared to what is set forth in any Prior Agreement. In order to participate in the Severance Plan, you will be required to timely execute and return to the Company this Agreement and the Participation Agreement attached to the Severance Plan.

8.
No Prior Conflicts and Duty of Loyalty. You confirm that you are able to carry out your duties without breaching any legal restrictions imposed by a current or former employer or other third party to whom you have contractual obligations. You also agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with the performance of your duties hereunder or present a conflict of interest with the Company.

9.
Arbitration. To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, including, but not limited to, the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149), arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address:

https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all arbitration administrative fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law or rules to effectuate your and the Company’s agreement to arbitrate. To the extent the arbitration service does not collect or you otherwise do not pay an equal share of all arbitration administrative fees, and the Company pays your share, you acknowledge and agree that the Company shall be entitled to recover from you in a federal or state court of competent jurisdiction half of the arbitration fees invoiced to the parties (less any amounts you paid to the arbitration service). Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Confidential Information Agreement or as otherwise provided under applicable law. Nothing in this

Christopher Kroeger, M.D.

Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

You acknowledge and agree that upon your execution of this Agreement, you will no longer be eligible for, nor entitled to, any compensation or benefits (including without limitation, any severance or change in control benefits) under any prior employment terms, offer letter or employment agreement you may have entered into or discussed with the Company, including but not limited to your Prior Agreement.

This Agreement, together with your Confidential Information Agreement, equity agreements, the Severance Plan and other agreements referenced herein, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other representations, promises, or agreements, whether written or oral, including the Prior Agreement. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an officer of the Company (other than you).

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign below and return this letter to me no later than October 3, 2025 to indicate your agreement with its terms.

Very truly yours,

MapLight Therapeutics, Inc.

By:

/s/ Vishwas Setia

Vishwas Setia

Chief Financial Officer

I have read and accept these terms of employment.

October 3, 2025

DATE